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                                                                    Exhibit 3.72
                           ARTICLES OF INCORPORATION
                                      OF
                          WILSONS INTERNATIONAL INC.


     The undersigned incorporator, being a natural person 18 years of age or older, in order to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation:

                                   ARTICLE I

     The name of this Corporation is Wilsons International Inc.

                                  ARTICLE II

     The registered office of this Corporation is located at 7401 Boone Avenue North, Brooklyn Park, Minnesota 55428.

                                  ARTICLE III

     This Corporation is authorized to issue an aggregate total of 1,000 shares, all of which shall be designated Common Stock, having a par value of $.01 per share.

                                  ARTICLE IV

     The name and address of the incorporator of this Corporation is as follows:

                                 Amy M. Greene
                              Faegre & Benson LLP
                              2200 Norwest Center
                            90 South Seventh Street
                         Minneapolis, Minnesota 55402

                                   ARTICLE V

     No shareholder of this Corporation shall have any cumulative voting rights.

                                  ARTICLE VI

     No shareholder of this Corporation shall have any preemptive rights to subscribe for, purchase or acquire any shares of the Corporation of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.
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                                  ARTICLE VII

     The names of the first directors of this Corporation are Joel N. Waller and David L. Rogers.

                                 ARTICLE VIII

     Any action required or permitted to be taken at a meeting of the Board of Directors of this Corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken by written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

                                  ARTICLE IX

     No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of March, 1997.



                                        /s/Amy M. Greene
                                        ----------------------------------------
                                        Amy M. Greene, Incorporator